Exhibit 99.1

Zale Corporation Reports Fourth Quarter and Fiscal Year 2011 Results

  Comparable store sales up 9.8% in the fourth quarter
  Fourth quarter gross margin of 51.3%
  Operating margin in the fourth quarter improved 270 basis points

DALLAS--(BUSINESS WIRE)--August 31, 2011--Zale Corporation (NYSE: ZLC) today announced its financial results for the fourth quarter and full year ended July 31, 2011.

Fiscal Fourth Quarter 2011 Results

Revenues for the quarter ended July 31, 2011 were $377 million, an increase of $32 million, or 9.4%, compared to $345 million in the same period last year. Comparable store sales during the quarter ended July 31, 2011 increased 9.8%, compared to a decrease of 2.1% during the same period last year. At constant exchange rates, which exclude the effect of translating Canadian currency denominated sales into U.S. dollars, comparable store sales increased 8.4% for the quarter.

For the quarter ended July 31, 2011, gross margin on sales was $193 million, an increase of 6.4% compared to $182 million in the same period last year. The Company achieved gross margin on sales of 51.3%, compared to 52.7% in the comparable quarter last year. Excluding last-in, first-out (“LIFO”) inventory charges of $7.9 million and $2.9 million for the quarters ended July 31, 2011 and July 31, 2010, respectively, gross margin would have been 53.4% and 53.5% for the 2011 and 2010 quarters, respectively. The $5.0 million increase in LIFO charges for the quarter ended July 31, 2011 is primarily attributable to rising diamond, gold and silver commodity costs.

Selling, general and administrative expenses were $204 million, or 54.1% of revenues, in the quarter ended July 31, 2011, compared to $197 million, or 57.0% of revenues, in the same period last year. The Company’s operating loss for the quarter was $24 million compared to an operating loss of $31 million in the prior year quarter, an improvement of $7 million. Operating margin improved 270 basis points, to negative 6.4%, for the quarter ended July 31, 2011, compared to negative 9.1% in the same period last year.

In the quarter ended July 31, 2011, the Company recorded an income tax benefit of $1 million, compared to a benefit of $6 million in the comparable quarter last year. The 2010 quarter included a $4 million tax benefit related to net operating loss carrybacks pursuant to the Business Assistance Act of 2009. The Company does not foresee any further benefits from this Act.

The Company incurred a net loss from continuing operations for the fourth quarter ended July 31, 2011 of $33 million, or $1.02 per share, compared to a net loss from continuing operations of $29 million, or $0.89 per share, in the comparable quarter last year. The 2010 quarter included a one-time gain of $7 million, net of issuance costs, related to warrants issued pursuant to the Senior Secured Term Loan.

Inventory at July 31, 2011 stood at $721 million, compared to $703 million in the same period last year. As of July 31, 2011, the Company had outstanding debt of $395 million, compared to $296 million as of July 31, 2010. Outstanding debt of $296 million as of July 31, 2010 is net of a discount of $21 million associated with warrants issued in connection with the Senior Secured Term Loan that was charged to interest expense during the first quarter of fiscal year 2011.

Fiscal Year 2011 Results

Revenues for the year ended July 31, 2011 were $1.74 billion, an increase of $126 million, or 7.8%, compared to $1.62 billion in fiscal year 2010. Comparable store sales for the fiscal year ended July 31, 2011 increased 8.1%, compared to a decrease of 6.6% for the fiscal year 2010. At constant exchange rates, which exclude the effect of translating Canadian currency denominated sales into U.S. dollars, comparable store sales increased 7.1% for fiscal year 2011.

For the fiscal year ended July 31, 2011, gross margin on sales was $880 million, an increase of 8.1% compared to $814 million in the same period last year. The Company achieved gross margin on sales of 50.5%, compared to 50.4% in fiscal year 2010.

Selling, general and administrative expenses were $860 million, or 49.3% of revenues, in the fiscal year ended July 31, 2011, compared to $846 million, or 52.4% of revenues, in fiscal year 2010. The Company’s operating loss for fiscal year 2011 improved by $87 million to $28 million, compared to an operating loss of $115 million in the prior fiscal year. Operating margin improved 550 basis points, to negative 1.6%, for the fiscal year ended July 31, 2011, compared to negative 7.1% for fiscal year 2010.

In the fiscal year ended July 31, 2011, the Company recorded income tax expense of $2 million, compared to a benefit of $29 million in fiscal year 2010. The fiscal year 2010 benefit is primarily a result of tax benefits related to net operating loss carrybacks pursuant to the Business Assistance Act of 2009.

For the fiscal year ended July 31, 2011, the Company incurred a net loss from continuing operations of $112 million, or $3.49 per share, compared to a net loss from continuing operations of $96 million, or $2.99 per share, in fiscal year 2010. Net loss from continuing operations for fiscal 2011 was $16 million higher than fiscal 2010 due primarily to a charge of $46 million to interest expense as a result of the First Amendment to our Senior Secured Term Loan, partially offset by a $26 million net decrease in store impairment and closure charges.

“In fiscal 2011, we made substantial progress in the multi-year initiative to return to profitability,” commented Theo Killion, Chief Executive Officer. “The strength of our assortment, marketing and field organization position us well to navigate through the current economic environment.”

“This quarter represents the third consecutive quarter of positive same store sales,” commented Matt Appel, Chief Administrative Officer and Chief Financial Officer. “Despite the headwinds imposed by volatility in commodity markets and the overall economy, our gross margin performance in the quarter and full year reflects the traction we are gaining in the marketplace.”

Conference Call

A conference call will be held today at 9:00 a.m. Eastern Time. Parties interested in participating should dial 877-545-6744 or 706-634-1959 (passcode: 92522210) five minutes prior to the scheduled start time. A live webcast of the conference call, as well as a replay, will be available on the Company’s web site at www.zalecorp.com on the Investor Relations section. For additional information, contact Investor Relations at 972-580-4391.

About Zale Corporation

Zale Corporation is a leading specialty retailer of diamonds and other jewelry products in North America, operating approximately 1,830 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Gordon's Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Zale also operates online at www.zales.com, www.zalesoutlet.com, www.gordonsjewelers.com, www.peoplesjewellers.com and www.pagoda.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

This release and related presentations contain forward-looking statements, including statements regarding future sales, expenses, margins and profitability. Forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the results expressed in the forward-looking statements. These factors include, but are not limited to: if the general economy continues to perform poorly, discretionary spending on goods that are, or are perceived to be, “luxuries” may decrease; the concentration of a substantial portion of the Company’s sales in three, relatively brief selling seasons means that the Company’s performance is more susceptible to disruptions; most of the Company’s sales are of products that include diamonds, precious metals and other commodities, and fluctuations in the availability and pricing of commodities could impact the Company’s ability to obtain and produce products at favorable prices; the Company’s sales are dependent upon mall traffic; the Company operates in a highly competitive industry; the financing market remains difficult, and if we are unable to meet the financial commitments in our current financing arrangements it will be difficult to replace or restructure these arrangements; and changes in regulatory requirements may increase the cost or adversely affect the Company’s operations and its ability to provide consumer credit and write credit insurance. For other factors, see the Company's filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2011. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances, except as required by law.

ZALE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended July 31,		Twelve Months Ended July 31,
	2011	2010	2011	2010

Revenues	$377,267	$345,000	$1,742,563	$1,616,305
Cost of Sales	183,792	163,154	862,468	802,172
Gross Margin	193,475	181,846	880,095	814,133
% of Revenue	51.3%	52.7%	50.5%	50.4%
Selling, General and Administrative	203,953	196,687	859,588	846,205
% of Revenue	54.1%	57.0%	49.3%	52.4%
Depreciation and Amortization	10,275	11,882	41,326	50,005
Other Charges	3,332	4,611	7,047	33,370
Operating Loss	(24,085)	(31,334)	(27,866)	(115,447)
% of Revenue	(6.4)%	(9.1)%	(1.6)%	(7.1)%
Interest Expense	9,185	9,733	82,619	15,657
Other Gains (a)	-	(6,564)	-	(6,564)
Loss Before Income Taxes	(33,270)	(34,503)	(110,485)	(124,540)
Income Tax (Benefit) Expense	(567)	(5,885)	1,557	(28,750)
Loss from Continuing Operations	(32,703)	(28,618)	(112,042)	(95,790)
Earnings (Loss) from Discontinued Operations, Net of Taxes	60	97	(264)	2,118
Net Loss	$(32,643)	$(28,521)	$(112,306)	$(93,672)

Basic and Diluted Net Loss per Common Share:
Loss from Continuing Operations	$(1.02)	$(0.89)	$(3.49)	$(2.99)
(Loss) earnings from Discontinued Operations	-	-	(0.01)	0.07
Net Loss per Share	$(1.02)	$(0.89)	$(3.50)	$(2.92)

Weighted Average Number of Common Shares Outstanding:
Basic	32,151	32,107	32,129	32,062
Diluted	32,151	32,107	32,129	32,062

(a) Represents one-time gain related to the decrease in fair value of warrants issued pursuant to the Senior Secured Term Loan, net of issuance costs.

ZALE CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEET
(Unaudited, in thousands)

	July 31,
	2011	2010
ASSETS
Current Assets:
Cash and cash equivalents	$35,125	$26,235
Merchandise inventories	720,782	703,115
Other current assets	49,811	41,964
Total current assets	805,718	771,314

Property and equipment	704,813	693,775
Less accumulated depreciation and amortization	(563,062)	(520,416)
Net property and equipment	141,751	173,359

Other assets	242,430	226,605
Total Assets	$1,189,899	$1,171,278

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable and accrued liabilities	$313,444	$317,922
Deferred tax liability	92,721	70,033
Current portion of long-term debt	-	11,250
Total current liabilities	406,165	399,205

Long-term debt	395,454	284,684
Other liabilities	175,453	179,369

Stockholders’ investment	212,827	308,020

Total liabilities and stockholders’ investment	$1,189,899	$1,171,278

CONTACT:
Zale Corporation
Investor Relations:
Roxane Barry, Director of Investor Relations, 972-580-4391